Exhibit 99.1

CITADEL BROADCASTING NAMES ACTING CHIEF FINANCIAL OFFICER

LAS VEGAS, September 14, 2005 -- Citadel Broadcasting Corporation (NYSE:CDL) announced today that Patricia Stratford has been named Acting Chief Financial Officer.

Ms. Stratford joined Citadel in August 2003. She previously spent eleven years at Infinity Broadcasting Corporation where she worked in several positions including Vice President - Taxation. Prior to that, she worked in the audit and tax departments of the accounting firm KPMG for eight years.

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Citadel Broadcasting Corporation is a radio broadcaster focused primarily on acquiring, developing and operating radio stations throughout the United States. The Company owns and operates 159 FM and 59 AM radio stations in 48 markets located in 24 states across the country. For more information visit www.citadelbroadcasting.com.